Exhibit 4

                                                               December 21, 1999

Internet Sports Network, Inc.
225 Richmond Street W.
Toronto, Ontario
Canada M5V 1WZ
Attention: Andrew DeFrancesco
President and CEO

Gentlemen:

         Reference is made to the Promotion Agreement (the "Promotion Agreement"), dated December 21, 1999 by and between SportsLine.com, Inc. ("SPLN") and Internet Sports Network, Inc. ("ISN"). All capitalized terms herein are as defined in the Promotion Agreement. In order to induce ISN to enter into the Purchase Agreement the parties hereto agree to supplement the Promotion Agreement as follows:

         1) Reference is made to Section 7(a) of the Promotion Agreement, which provides that ISN will make annual Promotional Fee Cash Payments during the Term of the Promotion Agreement and transfer 4,098,742 Company Shares to SPLN as consideration for SPLN's promotion of ISN.

         2) Notwithstanding anything to the contrary contained in the Promotion Agreement, in the event that the Promotion Agreement is terminated by SPLN pursuant to Section 19(c) of the Promotion Agreement, (i) SPLN shall within ninety (90) days after such termination refund a portion of the Promotional Fee Cash Payment in respect of the year of Term in which such termination occurs determined by multiplying such cash payment by a fraction, the numerator of which is the actual number of days remaining in such year of Term after the date of such termination, and the denominator of which is 365 and (ii) ISN shall have the right, during the three (3) months immediately following such termination, to repurchase a portion of the shares of Common Stock issued pursuant to Section 7(a)(ii) of the Promotion Agreement determined by multiplying the total number of such shares so issued by a fraction, the numerator of which is the number of months (or a fraction of a month) in the period commencing on the date that the notice referred to below is given and ending on the sixth anniversary of the Effective Date, and the denominator of which is 72, at a cash purchase price per share equal to the greater of (x) $2.90 and
                  (y) the Fair Market Value of such shares on the third trading day prior to the date ISN gives written notice to SPLN of its election to purchase such shares which written notice shall, in any event, be given not less than thirty (30) days prior to the date such repurchase is to be consummated.

         3) For purposes of this Letter Agreement, "Fair Market Value" of the shares of Common Stock means the average of the closing prices of such share's sales on all securities exchanges on which such shares may at the time be listed or as reported on the NASDAQ National Market, or, if there have been no sales on any such exchange or reported on the NASDAQ National Market on any day, the average of the highest bid and lowest asked prices on all such exchanges or reported at the end of such day, or, if on any day such shares are not so listed or included in the NASDAQ National Market, the average of the representative bid and asked prices quoted in the NASDAQ Stock Market as of 4:00 P.M., New York time, or, if on any day such shares are not quoted in the NASDAQ Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty one (21) days consisting of the day as of which "Fair Market Value" is being determined and the twenty (20) consecutive business days prior to such day. If at any time such shares are not listed on any securities exchange or quoted in the NASDAQ National Market, the NASDAQ Stock Market or the over-the-counter market, the "Fair Market Value" shall be determined in good faith by the Board of Directors of ISN and such determination shall be delivered in writing to SPLN. In the event that SPLN disputes such determination of Fair Market Value, SPLN shall so inform ISN in writing within ten (10) days after receipt of the ISN's determination and ISN and SPLN shall negotiate in good faith to determine a mutually acceptable Fair Market Value. If such parties are unable to reach agreement within thirty (30) days after SPLN has given ISN written notice of its dispute, the Fair Market Value of such shares shall be determined by an independent appraiser experienced in valuing securities jointly selected by ISN and SPLN. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by ISN.

         This letter agreement shall be governed by the laws of the State of Florida without regard to the principles of conflict of laws thereof.

         If the foregoing appropriately sets forth our mutual understanding with regard to this matter, please execute this letter in the place provided below, whereupon this letter shall constitute a binding agreement between the parties hereto.


                                            Very truly yours,

                                            SportsLine.com, Inc.


                                            By: /s/ Michael Levy
                                                --------------------------------
                                                Michael Levy
                                                President

         Accepted and agreed to as of the date first above written:

         Internet Sports Network, Inc.


         By: /s/ Andrew DeFrancesco
             -------------------------------
             Andrew DeFrancesco
             Chairman & CEO